Exhibit 99.3

     Avocent Adds Two Million Shares to Share Repurchase Program


    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Feb. 5, 2007--Avocent Corporation (NASDAQ: AVCT) announced today that its Board of Directors approved the addition of two million additional shares to the Company's stock repurchase program. Ten million shares were previously approved for repurchase under this program. Avocent has returned $270 million to shareholders through the 9.8 million shares repurchased to date under the program. The stock purchases may be made from time to time in the open market or in privately negotiated transactions at prices that the Company deems appropriate.

    "The stock repurchase authorization highlights our optimism about Avocent's continued growth," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "We believe the stock repurchase program is a solid investment for our shareholders. Any shares repurchased will also reduce the impact on outstanding shares from restricted stock and performance share awards and employee stock option exercises."

    About Avocent Corporation

    Avocent delivers IT operations and infrastructure management solutions for enterprises worldwide, helping customers to reduce costs and simplify complex IT environments via integrated, centralized in-band and out-of-band hardware and software. Through LANDesk, Avocent also is a leading provider of systems, security, and process management solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's planned repurchase of Avocent shares, the Company's stock price in the future, Avocent's future growth, and expected equity-based compensation awards to employees. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006 and in Avocent's quarterly reports on Form 10-Q filed with the SEC on May 10, 2006, August 4, 2006 and November 7, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301
             Senior Vice President of Finance
             and Chief Financial Officer